Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Offering Circular filed under Regulation A on Form 1-A POS of our report dated April 27, 2017 with respect to the balance sheets of XTI Aircraft Company as of December 31, 2016 and 2015 and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended.

EKS&H LLLP

Denver, Colorado

August 3, 2017